EX 10.3

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of September 19, 2016 (the “Effective Date”) between First Commonwealth Financial Corporation (the “Company”) and Brian G. Karrip (the “Grantee”).

RECITALS
A.    The Company and Grantee have entered into an Employment Agreement of even date herewith (the “Employment Agreement”) whereby the Company has agreed to employ Grantee as Executive Vice President and Chief Credit Officer of the Company upon the terms and subject to the conditions of the Employment Agreement.
B.     The Company has agreed pursuant to the Employment Agreement to award Grantee 33,000 restricted shares of the Company’s common stock, par value $1.00 per share (“Common Shares”), as an inducement award, upon the terms and subject to the conditions of this Agreement.
AGREEMENT
Accordingly, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Grantee agree as follows:
1.Award of Stock. The Company hereby grants to the Grantee 33,000 shares of Restricted Stock (the “Shares”), subject to the terms set forth herein and to the terms and provisions of the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Plan”) applicable to Restricted Stock, which terms and provisions are incorporated herein by this reference. Unless the context requires otherwise, the terms defined in the Plan shall have the same meanings herein.
2.Restriction on Transfer. Except for the escrow described in Section 5 hereof or the transfer of the Shares to the Company as contemplated by this Agreement, none of the Shares or any beneficial interest therein shall be transferred, encumbered, pledged or otherwise alienated or disposed of in any way until the Shares become nonforfeitable in accordance with Section 3 of this Agreement.
3.Vesting and Forfeiture. The Shares are subject to forfeiture to the Company until such time as they become nonforfeitable as set forth in this Section 3.
(a)    The Shares will become nonrestricted and nonforfeitable as follows, unless earlier forfeited in accordance with this Section 3:

(i)	11,000 Shares will become nonrestricted and nonforfeitable on September 19, 2017;

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(ii)	11,000 Shares will become nonrestricted and nonforfeitable on September 19, 2018; and

(iii)	11,000 Shares will become nonrestricted and nonforfeitable on September 19, 2019.
(b)    If the Grantee’s employment is terminated (i) by the Company other than for “Cause” (as defined in the Employment Agreement), (ii) by Grantee for “Good Reason” (as defined in the Employment Agreement”), or (iii) as a result of Grantee’s death or Disability, any Shares which have not as of the termination of Grantee’s employment become nonforfeitable will immediately and automatically, without any action on the part of the Company, become nonforfeitable.
(c)    If the Grantee’s employment is terminated (i) by the Company for Cause, or (ii) by Grantee for other than Good Reason, any Shares which have not as of the termination of Grantee’s employment become nonforfeitable will immediately and automatically be forfeited.
(d)    Notwithstanding the foregoing schedule, if a Change in Control occurs while the Grantee is an Employee, then any Shares which have not become nonforfeitable will immediately and automatically, without any action on the part of the Company, become nonforfeitable as of the date of the Change in Control.
4.Share Legends. The following legend will be placed on any certificates evidencing Shares which remain subject to forfeiture, in addition to any other legends that may be required to be placed on such certificates pursuant to applicable law, the Plan or otherwise:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE FIRST COMMONWEALTH FINANCIAL CORPORATION INCENTIVE COMPENSATION PLAN AND A RESTRICTED STOCK AGREEMENT BETWEEN THE SHAREHOLDER NAMED ON THE FACE OF THIS CERTIFICATE AND FIRST COMMONWEALTH FINANCIAL CORPORATION (WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, FORFEITURE CONDITIONS AND TRANSFER RESTRICTIONS). A COPY OF THAT AGREEMENT IS ON FILE IN THE PRINCIPAL OFFICES OF FIRST COMMONWEALTH FINANCIAL CORPORATION AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE CORPORATION.
Where a book-entry system is used with respect to the issuance of Shares, appropriate notation of such forfeiture possibility and transfer restrictions will be made on the system with respect to the account or accounts to which the Shares are credited.

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5.Escrow of Shares.
(a)    Certificates evidencing the Shares issued under this Agreement will be held in escrow by the Secretary of the Company or his or her designee (the “Escrow Holder”) until such Shares cease to be subject to forfeiture in accordance with Section 3, at which time the Escrow Holder will deliver such certificates representing the nonforfeitable Shares to the Grantee; provided, however, that no certificates for Shares will be delivered to the Grantee until appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such Shares.
(b)    If any of the Shares are forfeited by the Grantee, the Escrow Holder will deliver the stock certificate(s) evidencing those Shares to the Company, which will then have the right to retain and transfer those Shares to its own name free and clear of any rights of the Grantee under this Agreement or otherwise.
(c)    The Escrow Holder is hereby directed to permit transfer of the Shares only in accordance with this Agreement or in accordance with instructions which are consistent with this Agreement which are signed by both parties. In the event further instructions are reasonably desired by the Escrow Holder, he or she shall be entitled to conclusively rely upon directions given by the Committee. The Escrow Holder shall have no liability for any act or omissions hereunder while acting in good faith in the exercise of his or her own judgment.
6.Rights of Grantee. The Grantee shall have the right to vote the Shares and to receive dividends with respect to the Shares, subject to Section 7.
7.Stock Splits, etc. If, while any of the Shares remain subject to forfeiture, there occurs any merger, consolidation, reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, or other similar change in the Company’s common stock, then any and all new, substituted or additional securities or other consideration to which the Grantee is entitled by reason of the Grantee’s ownership of the Shares will be immediately subject to this Agreement, deposited with the Escrow Holder and included thereafter as “Shares” for purpose of this Agreement.
8.Tax Withholding. Grantee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with the vesting or award of the Shares. Alternatively, the Company may, at Grantee’s election, (i) withhold the required amounts from Grantee’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises, or (ii) withhold a number of Shares otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum of all or part of Grantee’s estimated total federal, state, and local tax obligations associated with the vesting or award of the Shares.

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9. 83(b) Election. Grantee hereby acknowledges that he may file an election pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Shares (less any purchase price paid for the Shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such Shares. Grantee will seek the advice of his own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of this Award under federal, state, and any other laws that may be applicable. The Company and its Subsidiaries and agents have not and are not providing any tax advice to Grantee.
10.Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, Grantee acknowledges that: (a) Grantee's participation in the Plan is voluntary; and (b)  the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Grantee will not be entitled to compensation or damages as a consequence of Grantee's forfeiture of any unvested portion of the Award as a result of Grantee's separation from service with the Company or any Subsidiary for any reason.
11.General Provisions:
(a)    This Agreement, together with the Plan, constitutes the entire agreement between the Company and the Grantee regarding the grant of the Shares.
(b)    The Committee may modify this Agreement to bring it into compliance with any valid and mandatory government regulation or exchange listing requirement. Any other amendment to this Agreement shall be in writing and signed by the Company and the Grantee.
(c)    Nothing contained in this Agreement shall be deemed to require the Company and its Subsidiaries to continue the Grantee’s relationship as an Employee or to modify any agreement between the Grantee and the Company or its Subsidiaries relating thereto.
(d)    The Committee may from time to time impose any conditions on the Shares as it deems reasonably necessary to ensure that the Plan and this Award satisfy the conditions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
(e)    The Grantee agrees upon request execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
(f)    Grantee hereby acknowledges receipt of a copy of the Plan and the Plan’s prospectus and agrees to be bound by all the terms and provisions thereof. The terms of the Plan as it presently exists, and as it may hereafter be amended, are deemed incorporated

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herein by reference, and in the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall be deemed to supersede the provisions of this Agreement.
(g)    This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principals of conflicts or choice of laws.
(h)    This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF, the parties have duly executed this Restricted Stock Agreement as of the day and year first set forth above.

First Commonwealth Financial Corporation By: /s/ T. Michael Price Name: T. Michael Price Title: President and Chief Executive Officer
/s/ Brian G. Karrip Brian G. Karrip